RULE 10F-3 TRANSACTIONS REPORT
                     January 1, 2005 through March 31, 2005
             Affiliated Underwriter: Banc of America Securities, LLC


                                                      TYPE OF
                                                     SECURITY*    DATE                                       PRINCIPAL/
                                                     (1), (2),  OFFERING   PURCHASE                            SHARES
                  ISSUER                             (3), (4)   COMMENCED    DATE     SELLING BROKER**       PURCHASED     PRICE/PAR
--------------------------------------------------   ---------  ---------  --------  -------------------     ---------     ---------
Nations Master Investment Trust
NATIONS HIGH YIELD BOND MASTER PORTFOLIO
Intelsat Bermuda FLTR 01/15/12                               3   01/24/05  01/24/05        Deutsche Bank     4,660,000     $ 100.000
Intelsat Bermuda 8.25% 01/15/13                              3   01/24/05  01/24/05        Deutsche Bank     3,130,000     $ 100.000
Bear Creek Corp 9% 03/01/13                                  3   02/18/05  02/18/05          UBS Warburg     1,375,000     $ 100.000


NATIONS INTERMEDIATE BOND MASTER PORTFOLIO
WFS Financial Owner Trust 2005-2 C  4.62% 11/17/12           1   03/21/05  03/21/05  CitiGroup Financial     3,500,000     $  99.989


                                                     PRICE PAID                      % OF
                  ISSUER                               BY FUND    % OF ISSUE      FUND ASSETS
--------------------------------------------------   -----------  -----------    -------------
Nations Master Investment Trust
NATIONS HIGH YIELD BOND MASTER PORTFOLIO
Intelsat Bermuda FLTR 01/15/12                       $ 4,660,000         0.18%            0.40%
Intelsat Bermuda 8.25% 01/15/13                      $ 3,130,000         0.12%            0.27%
Bear Creek Corp 9% 03/01/13                          $ 1,375,000         0.79%            0.12%


NATIONS INTERMEDIATE BOND MASTER PORTFOLIO
WFS Financial Owner Trust 2005-2 C  4.62% 11/17/12   $ 3,499,607         0.24%            0.54%

* The following designations identify whether the securities are: (1) part of a Registered Offering; (2) part of an Eligible Foreign Offering; (3) part of an Eligible Rule 144A Offering; or (4) Eligible Municipal Securities, as such terms are defined in the Procedures for Investment Pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended.

** The Selling Broker is not affiliated with the Affiliated Underwriter.

The amount of securities of any class purchased by a Fund aggregated with purchases by any other investment company advised by the Adviser, and any purchases by another account with respect to which the Adviser has investment discretion if the Adviser exercised such investment discretion with respect to the purchase, shall not exceed (i) 25% of the principal amount of the offering of such class or (ii) if an Eligible Rule 144A offering, 25% of the total of the principal amount of the offering of such class sold to qualified institutional buyers plus the principal amount of the offering of such class in any concurrent public offering.

The securities were offered in a firm commitment underwriting (unless a rights offering) and the securities purchased were of an issuer who had been in continuous operations for not less than three years, including predecessors (except for Eligible Municipal Securities).